October 16, 2015

For information on the Tender Offer:

Financial Advisors: (800) 628-1237

Shareholders: (844) 337-4626 or (844) 33-PIMCO

PIMCO Media Relations: (212) 739-4212

PIMCO HIGH INCOME FUND AND PIMCO CORPORATE & INCOME STRATEGY FUND ANNOUNCE TENDER OFFERS FOR AUCTION RATE PREFERRED SHARES

NEW YORK, NY, October 16, 2015 – PIMCO High Income Fund (NYSE: PHK) and PIMCO Corporate & Income Strategy Fund (NYSE: PCN) (each, a “Fund” and, together, the “Funds”) today announced that each Fund will commence a voluntary tender offer on or about October 16, 2015 (each, a “Tender Offer” and, together, the “Tender Offers”) for up to 100% of its outstanding auction rate preferred shares (“ARPS”) at a price equal to 83%, with respect to PHK, and 82.5%, with respect to PCN, of the ARPS’ per share liquidation preference of $25,000 per share (or $20,750 per share for PHK and $20,625 per share for PCN) and any unpaid dividends accrued through the expiration date of the Tender Offer.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell ARPS of the Funds. The Funds have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal and other related documents (the “Tender Offer Documents”). The Tender Offer Documents will be sent electronically to holders of the ARPS. ARPS holders of a Fund may obtain additional copies of the Tender Offer Documents for such Fund, without charge, by contacting the Tender Agent for the Tender Offers, Deutsche Bank Trust Company Americas, at (877) 843-9767. ARPS holders can also obtain the Tender Offer Documents free of charge on the Securities and Exchange Commission’s website at www.sec.gov. ARPS holders should read these documents and related exhibits for the applicable Fund as the documents contain important information about each Fund’s Tender Offer.

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Any questions regarding the Tender Offers can be directed to the Funds’ Tender Agent, Deutsche Bank Trust Company Americas, at (877) 843-9767. Each Fund’s daily New York Stock Exchange closing market price for its common shares, net asset value per common share, as well as other information, including updated portfolio statistics and performance, are available at www.pimco.com/closedendfunds. The information on or accessible through www.pimco.com/closedendfunds is not incorporated by reference herein.

About PIMCO

PIMCO is a leading global investment management firm with offices in 12 countries throughout North America, Europe and Asia. Founded in 1971, PIMCO offers a wide range of innovative solutions to help millions of investors worldwide meet their needs. Our goal is to provide attractive returns while maintaining a strong culture of risk management and long-term discipline. PIMCO is the investment manager of the Funds and is owned by Allianz S.E., a leading global diversified financial services provider.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks,

uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. PIMCO undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Neither the Funds, nor the Funds’ Boards of Trustees, nor PIMCO, makes any recommendation as to whether to tender or not to tender any ARPS in the Tender Offers. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission. PIMCO and YOUR GLOBAL INVESTMENT AUTHORITY are trademarks or registered trademarks of Allianz Asset Management of America L.P. and Pacific Investment Management Company LLC, respectively, in the United States and throughout the world. ©2015, PIMCO